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                                                                    EXHIBIT 99.3

                              PANAMSAT CORPORATION

                                OFFER TO EXCHANGE

         6% Notes due 2003 for any and all outstanding 6% Notes due 2003 6-1/8% Notes due 2005 for any and all outstanding 6-1/8% Notes due 2005 6-3/8% Notes due 2008 for any and all outstanding 6-3/8% Notes due 2008
    6-7/8% Debentures due 2028 for any and all outstanding 6-7/8% Debentures due 2028

Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    PanAmSat Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, is offering, upon and subject to the terms and conditions set forth in the Prospectus dated , 1998 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 6% Notes due January 15, 2003, 6-1/8% Notes due January 15, 2005, 6-3/8% Notes due January 15, 2008 and 6-7/8% Debentures due January
15, 2028 (collectively, the "Exchange Securities") for any and all of its outstanding 6% Notes due January 15, 2003, 6-1/8% Notes due January 15, 2005, 6-3/8% Notes due January 15, 2008 and 6-7/8% Debentures due January 15, 2028, respectively (collectively, the "Private Securities" and, together with the Exchange Securities, the "Securities"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated January 16, 1998, between the Company and the initial purchasers of the Private Securities referred to therein.

    We are requesting that you contact your clients for whom you hold Private Securities regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Private Securities registered in your name or in the name of your nominee, or who hold Private Securities registered in their own names, we are enclosing the following documents:

    1.   The Prospectus;

    2. The Letter of Transmittal for your use and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Private Securities are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A form of letter which may be sent to your clients for whose account you hold Private Securities registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. Return envelopes addressed to The Chase Manhattan Bank, the Exchange Agent for the Private Securities.

    Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on , 1998, unless extended by the Company (the "Expiration Date"). Private Securities tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

    To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing Private Securities should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

    If holders of Private Securities wish to tender, but it is impracticable for them to forward their certificates for Private Securities prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures."

    The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of Securities pursuant to the Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Private Securities held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Private Securities pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

    Private Securities not tendered for exchange will remain outstanding and will not retain any rights under the Registration Rights Agreement dated January
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16, 1998, among the Company and the initial purchasers of the Private Securities referred to therein.

    Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Chase Manhattan Bank, the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,


PanAmSat Corporation


    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF THE COMPANY WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.